UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2005

PROVIDIAN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12897	94-2933952
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 543-0404

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14b-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 22, 2005, senior management of Providian Financial Corporation (the “Company”) was advised by its independent auditor, Ernst & Young LLP (“Ernst & Young”), of conclusions reached regarding the Company’s accounting for securitizations, specifically interest-only strips. These conclusions were the result of financial statement audit procedures performed during the preceding weeks.  The conclusions particularly concerned the discounted cash flow model used by the Company to estimate the value of interest-only strips, including the method used to estimate the level of principal collections expected to occur when forecasting the repayment of the securitized receivables in the Company’s securitization trust. When applying the requirements of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” a transferor is not permitted to record gains related to future reinvestments of principal that occur within a revolving securitization until the reinvestments actually occur. Ernst & Young advised senior management that in order to fully comply with this concept, the preferable method for estimating future principal reductions in the interest only strip model is to base them at each valuation date on the contractual rights the related securityholders would have to principal collections if the investor securities were not revolving.

 As of December 2001, the Company revised its modeling methodology to apply a method which achieved the same results as the preferable method described above except for the effect of applying total payments versus principal-only payments as described below.  In January 2002 the Company changed its methodology to partially incorporate the effect of a revolving period into the principal collection estimate.  Ernst & Young advised senior management that under Accounting Principles Board Opinion No. 20, “Accounting Changes,” the Company’s implementation of the change in its modeling methodology in January 2002 was incorrect, because it constituted a change to a less preferable method of accounting.  The change in accounting principle would have required certain actions to be taken, including obtaining a preferability letter from Ernst & Young and disclosure of the change.  Since these actions were not taken in 2002, Ernst & Young advised that the Company’s January 2002 accounting change should be treated as an error that needs to be corrected by restating previously issued financial statements.

In the course of reviewing the Company’s analysis of this correction, Ernst & Young identified certain other assumptions used in 2000 and 2001 that they believe were incorrect and should be treated as errors. Specifically, they advised senior management that the effect of the December 2001 triggering of certain spread account funding provisions, which the Company included in its January 2002 cash flow projections, should have been included in December 2001.  In addition, they advised that the results for 2000 and 2001 should retroactively incorporate the effect of a modification of cash flow forecasting techniques to eliminate certain averaging conventions, which had been eliminated by the Company in December 2001, and a change from total payment to principal-only payment assumptions for purposes of forecasting customer loan repayments, which the Company adopted in November 2002.

As a result, the Company’s financial statements for the fiscal years ended December 31, 2000 to December 31, 2003 and its quarterly financial statements for fiscal year 2003 and the first three quarters of fiscal year 2004 will be restated. The restated results will be reflected in the

Company’s Form 10-K for the year ended December 31, 2004, which is due to be filed on March 16, 2005 subject to completion of management’s review and Ernst & Young’s audit procedures.  Accordingly, the previously issued financial statements for such periods should no longer be relied upon and Ernst & Young’s audit and review reports for such periods have been withdrawn.

The Audit and Compliance Committee of the Board of Directors of the Company has discussed the correction of the methodology and assumptions relating to the valuation of the Company’s interest-only strips, and the related restatement of financial results, with both management and the Company’s independent auditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION

Date: February 28, 2005	By:	/s/ Anthony F. Vuoto
Anthony F. Vuoto
Vice Chairman and Chief Financial Officer